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                           UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF ILLINOIS
                                  EASTERN DIVISION

In re                         )
                              )    Case No. 98-B-20763
MERCURY FINANCE COMPANY,      )
a Delaware Corporation,       )    Chapter 11
                              )
     Debtor.                  )    Honorable Erwin I. Katz
                              )

                  NOTICE OF LAST DATE FOR FILING PROOFS OF CLAIM

     PLEASE TAKE NOTICE that the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court") entered an order fixing DECEMBER 7, 1998, at 4:00 p.m. EST (the "Bar Date"), as the deadline for filing proofs of claim against Mercury Finance Company, debtor and debtor in possession in the above-captioned bankruptcy case (the "Debtor").

     1. WHO MUST FILE A PROOF OF CLAIM: Except as otherwise set forth herein, all persons, creditors, individuals, partnerships, corporations, associations, estates, trusts, or other entities that wish to assert a claim ("Claim") against the Debtor arising or existing, or which may be deemed to have arisen or existed, prior to July 15, 1998 ("Petition Date") as defined in Section 101(5) of the United States Bankruptcy Code (the "Bankruptcy Code"). Except as otherwise specifically provided, the Bar Date applies to any "Claim" against the Debtor arising from any event occurring during the Debtor's operation of its business before and until the Debtor's Petition Date including, without limitation: (a) indemnification claims or contribution claims against the Debtor under various principles or provisions of applicable state law; (b) consumer action claims, including such claims that have been asserted in litigation; (c) any administrative agency claims or similar kinds of private enforcement claims, including, but not limited to, wage and hour claims, wrongful termination claims, employment discrimination claims, and other employment related claims; and (d) claims generally arising from the Debtor's announcement of accounting irregularities, including alleged violations of federal and state securities laws and regulations ("Securities Fraud Claims").

     2. WHO NEED NOT FILE A PROOF OF CLAIM: Creditors need not file a proof of claim if: (a) they have previously filed a proof of claim in this case, (b) they agree in all respects with the information contained in the Schedules regarding the amount of their claim and such claim is NOT listed as contingent, unliquidated, or disputed, (c) they have a claim arising on or after July 15, 1998, (d) their claim has already been satisfied by a prior order or authorization of the Bankruptcy Court, or (e) they were stock holders of record on February 17, 1997 and have a claim for declared but unpaid dividends ("Equity Claim").

     3. EQUITY INTERESTS: Holders of the Debtor's common stock and stock options need not file proofs of interest with respect to the interests represented by such equity securities. In addition, any current or former holder of the Debtor's common stock who has an Equity Claim against the Debtor may, but need not, file a proof of claim on or before the Bar Date. However, any equity security holder who has, may have, or may assert a Securities Fraud Claim against the Debtor must file a proof of claim on or before the Bar Date.

     4. WHERE AND WHEN TO FILE: Proofs of claim must be filed and received NO LATER THAN 4:00 P.M. EST ON THE BAR DATE by Logan & Company, Inc., the Claims Agent, at the following address:

                      CLAIMS CENTER - Mercury Finance Company

                                c/o Logan & Company
                               615 Washington Street
                                 Hoboken, NJ 07030
                                   (201) 798-1031

Proofs of claim will be treated as filed only when actually received by the Claims Agent. Creditors are advised not to file or send copies of proofs of claim to the Bankruptcy Court, the Debtor, counsel for the Debtor, counsel for the


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Creditors' Committee, counsel to the Equity Committee, or counsel to the
Securities Claimants Committee. If a creditor wishes to receive an acknowledgement of receipt of its proof of claim, the creditor must provide the Claims Agent with an additional copy of the proof of claim with a self-addressed, postage-paid return envelope. Facsimile transmissions or electronic transfer of proofs of claim will not be accepted.

     5. ACCESS TO SCHEDULES: The Debtor has filed its Schedules of Assets and Liabilities and any amendments thereto (the "Schedules") with the Clerk of the Bankruptcy Court, setting forth claim amounts for all creditors as they appear on the Debtor's books and records. ALL CREDITORS ARE ADVISED TO REVIEW THE SCHEDULES, WHICH ARE AVAILABLE AT THE OFFICE OF THE CLERK, UNITED STATES BANKRUPTCY COURT, LOCATED AT 219 SOUTH DEARBORN STREET, 7TH FLOOR, CHICAGO, ILLINOIS 60604 DURING NORMAL BUSINESS HOURS OR MAY BE OBTAINED AT THE EXPENSE OF THE REQUESTING PARTY BY CONTACTING THE CLAIMS AGENT AT THE ABOVE-REFERENCED ADDRESS AND TELEPHONE NUMBER.

     6. GOVERNMENTAL ENTITIES: Governmental units, agencies or entities shall have the 180-day period set forth in section 502(b)(9) of the Bankruptcy Code to file proofs of claim against the Debtor.

     7. EXECUTORY CONTRACT AND UNEXPIRED LEASE CLAIMS: Any claims arising out of, or otherwise related to, the Debtor's rejection of executory contracts and unexpired leases under section 365 of Bankruptcy Code on or before October 30, 1998 must be filed on or before the Bar Date. Any claims arising out of, or otherwise related to, the Debtor's rejection of executory contracts or unexpired leases after October 30, 1998 must be filed on or before the earlier of: (a) thirty (30) days following the entry of the order of the Court approving such rejection, provided the effectiveness of such order has not been stayed; and (b) thirty (30) days following the effective date of the Plan of Reorganization confirmed by the Bankruptcy Court in the Debtor's Chapter 11 case.

     8. STOCKBROKERS AND OTHER CLAIMS AGENTS: Stockbrokers or other agents of commercial paper holders, stockholders or option holders (including record holders or depository agents) that hold debt or equity securities of the Debtor as trustee or nominee, in street name or otherwise, should immediately transmit a copy of this notice to each beneficial holder of any such security.
Beneficial holders of debt or equity securities have the right under the Federal Rules of Bankruptcy Procedure to file a statement setting forth facts that entitle them to be treated as record holders.

     9. REQUIREMENT OF PROOF OF CLAIM FORM: In filing their proofs of claim, all creditors must use the proof of claim form attached hereto or a form conforming with Official Form No. 10. Proofs of claim forms can be obtained at any Bankruptcy Court.

    10. FAILURE TO FILE PROOF OF CLAIM: ANY HOLDER OF A CLAIM THAT FAILS TO FILE A PROOF OF CLAIM ON OR BEFORE THE BAR DATE AS REQUIRED BY ORDER OF THE BANKRUPTCY COURT IS FOREVER BARRED, ESTOPPED AND ENJOINED FROM (a) ASSERTING ANY SUCH CLAIM AGAINST THE DEBTOR OR ITS RESPECTIVE SUCCESSORS AND ASSIGNS AND (b) RECEIVING ANY DISTRIBUTION UNDER ANY PLAN OF REORGANIZATION ON ACCOUNT OF SUCH CLAIM.


Lewis S. Rosenbloom (Reg. No. 02386321)
David D. Cleary     (Reg. No. 06202970)
Debra A. Riley      (Reg. No. 06212193)
McDERMOTT, WILL & EMERY
227 West Monroe Street
Chicago, IL  60606-5096
(312) 372-2000

Dated:  October ___, 1998